Exhibit 10.11

     CAPITAL FUNDS AGREEMENT, dated as of February 1, 1968, between VERMONT YANKEE NUCLEAR POWER CORPORATION ("Vermont Yankee"), a Vermont corporation, and (the "Sponsor").

     It is agreed as follows:

1.   Basic Understandings

     Vermont Yankee has been organized to provide for the supply of power to its ten sponsoring utility companies (including the Sponsor). In the spring of 1967, it commenced the construction of a nuclear electric generating unit of the boiling water type, which is being designed to have a maximum net capability of approximately 540 megawatts electric, at a site adjacent to the Connecticut River at Vernon, Vermont (the unit being herein, together with the site and all related facilities to be owned by Vermont Yankee, referred to as the "Unit"). Construction of the Unit is being carried out under contracts with General Electric Company and Ebasco Services Incorporated.

     Each of the ten sponsoring utilities (the "sponsors") has heretofore committed itself to purchase a stated percentage (its "stock percentage") of the capacity and output of the Unit and a like percentage of Vermont Yankee's stock exclusive of directors' qualifying shares. The names of the sponsors and their respective stock percentages are as follows:

                                                      Stock
               Sponsors                             Percentage

     Central Vermont Public Service Corporation        35.0%
     Green Mountain Power Corporation                  20.0%
     New England Power Company                         20.0%
     The Connecticut Light and Power Company            6.0%
     Central Maine Power Company                        4.0%
     Public Service Company of New Hampshire            4.0%
     The Hartford Electric Light Company                3.5%
     Western Massachusetts Electric Company             2.5%
     Montaup Electric Company                           2.5%
     Cambridge Electric Light Company                   2.5%

Vermont Yankee and each of its other sponsors are entering into capital funds agreements which are identical to this agreement except for the necessary changes in the names of the parties.

     Vermont Yankee represents to Sponsor that all stockholders of Vermont Yankee other than the above-named sponsors - being 13 directors and (possibly) certain Vermont electric distribution utilities which may acquire stock from one or more of the sponsors - have waived or will waive any preemptive rights which they might possess with respect to future stock issues by Vermont Yankee.

     Vermont Yankee's authorized capital as of the date of this agreement is $20,010,000 consisting of 200,100 shares of common stock, $100 par value, of which 13 directors' qualifying shares have been purchased at the par value thereof by its directors. Vermont Yankee's sponsors have, subject to obtaining necessary regulatory approvals, entered into subscription agreements with it covering the purchase of their respective stock percentages of an aggregate issue of 200,000 shares of Vermont Yankee's common stock, $100 par value, at the par value thereof. Vermont Yankee's estimated capital requirements, exclusive of fuel, with respect to the Unit aggregate $115,000,000. It is the present intention of Vermont Yankee to finance not less than 65% of the capital requirements of the Unit, whether incurred before or after plant completion date, through the issuance and sale of first mortgage bonds or other securities and through borrowings from others than the sponsors, and the balance through the issuance and sale of additional common stock to its sponsors or the receipt from its sponsors of loans, advances or capital contributions.

2.   Effective Date and Term

     This agreement shall become effective upon receipt by the Sponsor of notice that Vermont Yankee has entered into capital funds agreements, as contemplated by Section 1 above, with each of the other sponsors, and the execution of capital funds agreements by such other sponsors shall constitute consideration for the obligations of the Sponsor hereunder.

     The term of this agreement shall expire December 31, 2002.

3.   Construction of the Unit

     Vermont Yankee will proceed with due diligence with construction of the Unit, and will exercise its best efforts to complete and place it in commercial operation by July 1, 1971, on the presently estimated schedule therefor and within present cost estimates, and will keep the Sponsor currently informed as to the progress of construction and expected plant completion date.

4. Stock Purchases and Capital Contributions to Provide the Capital Requirements of the Unit

     From time to time when Vermont Yankee requires capital to meet the capital requirements of the Unit, it may offer shares of its common stock to its sponsors for subscription, or may request capital contributions from its sponsors, to raise such capital. Subject to the condition in Section 7, (i) whenever Vermont Yankee determines to offer any such shares for such purpose, Vermont Yankee agrees to offer to the Sponsor, and the Sponsor agrees to subscribe for and purchase, for cash at the par value thereof the Sponsor's stock percentage of the shares so offered, and (ii) whenever Vermont Yankee requests capital contributions for such purpose after the issuance of common stock to the sponsors, the Sponsor will contribute in cash its stock percentage of the total capital contribution so requested.

5.   Capital Requirements of the Unit Defined

     Vermont Yankee shall be deemed to have capital requirements of the Unit within the meaning of Section 4 if it requires capital for any of the following purposes:

     (i) to complete construction of the Unit and place it in commercial operation at a gross capability of at least 520 megawatts electric;

     (ii) to make additions and replacements (other than those chargeable to maintenance) to the Unit which are required to insure the continued regular operation of the Unit at a gross capability of at least 520 megawatts electric or to restore it to regular operation at such gross capability;

     (iii) to make any changes in or addition to the Unit which must be effected in order to obtain or maintain, or to meet the conditions of, any license or other public authorization, regulation or order which is required for or applicable to the regular operation of the Unit at a gross capability of at least 520 megawatts electric;

     (iv) to provide materials and supplies, or funds for prepaid items or cash working capital, required for the regular operation of the Unit at a gross capability of at least 520 megawatts electric, or to finance the cost of acquiring and maintaining an inventory of nuclear fuel owned by Vermont Yankee.

     If Vermont Yankee shall at any time or times determine that it would be more feasible, economic or otherwise desirable for regular operation for the generation of power and energy for delivery under its Power Contracts with its sponsors for the Unit to operate at a lower gross capability than 520 megawatts and if it holds or can obtain all licenses and other public authorizations required for the regular operation of the Unit at such lower level, then the "capital requirements of the Unit" shall include any additional capital required for any of the foregoing purposes for operation of the Unit at any such lower level of capability as from time to time determined.

6.   Loans and Advances

     In lieu of offering additional shares of its common stock for subscription and purchase or requesting capital contributions under Section 4, Vermont Yankee may, at its option, request its sponsors to provide required capital by means of loans or advances. In any case where Vermont Yankee determines to request such loans or advances in lieu of stock purchases, Vermont Yankee agrees to offer to the Sponsor, and the Sponsor, subject to the condition in Section 7, agrees to provide to Vermont Yankee the Sponsor's stock percentage thereof. However, Vermont Yankee shall not be entitled to request such loans or advances except in circumstances where it would be entitled to require the Sponsor to make a stock subscription or capital contribution pursuant to Section 4.

     The terms of any loans and advances requested by Vermont Yankee under this Section 6, as to interest, maturity date, rights and terms of prepayment, and otherwise shall be the same for all sponsors. Such terms shall be as determined by Vermont Yankee in its discretion, except that the terms of each such loan or advance shall provide for quarterly payments of interest at an annual rate not less than 11/2% in excess of the lowest prime rate for commercial loans at the time in effect at any bank in New York, New York.

     Nothing in this agreement shall be construed as prohibiting Vermont Yankee from requesting and receiving non-interest bearing open account advances from its sponsors in the nature of interim investment advances to be applied toward the purchase of stock or capital contributions.

7.   Conditions to the Sponsor's Obligations

     The obligation of the Sponsor to subscribe for and purchase its stock percentage of any stock issue under Section 4 and to provide its stock percentage of any capital contribution under Section 4 or of any loan or advance under Section 6 shall be subject to the condition that all necessary regulatory approvals shall have been obtained with respect to both the action to be taken by Vermont Yankee and the action to be taken by the Sponsor. The parties will use their best efforts to obtain, or to assist in obtaining, the foregoing regulatory approvals. Except as expressly provided in this Section 7, no action of, nor failure to act by, Vermont Yankee or any of the several sponsors referred to in Section 1 shall permit cancellation of, or relieve the Sponsor from any of its obligations under, this agreement. However, the failure of any other sponsor to purchase its stock percentage of any stock issue or to make its stock percentage of any capital contribution, loan or advance requested by Vermont Yankee shall not require the Sponsor to make stock purchases (including those under the subscriptions referred to in Section 1), capital contributions, loans or advances which in the aggregate exceed the Sponsor's stock percentage of the total capital requirements of the Unit.

8.   Other Financing

     Nothing in this agreement shall be construed as precluding Vermont Yankee from offering shares of its common stock to, or requesting capital contributions and loans and advances from, its sponsors to finance capital requirements other than those contemplated by Section 5, or from financing, in its discretion, its capital requirements (including the capital requirements contemplated by Section 5) by means other than the sale of its common stock to the sponsors or capital contributions or loans or advances from them, but not by the sale of its common stock other than to sponsors.

9.   Cooperation by Sponsor

     The Sponsor agrees that it will cooperate with Vermont Yankee in taking all such action as may be necessary or appropriate to effectuate the purposes of this agreement.

10.  Restrictions on Transfer

     The Sponsor acknowledges notice of the restrictions on stock transfers contained in Section 8.1 of Vermont Yankee's by-laws, and agrees to be bound by said provisions with respect to all shares of Vermont Yankee's capital stock which it may acquire.

11.  Arbitration

     In case any dispute shall arise as to the interpretation or performance of this contract which cannot be settled by mutual agreement, such dispute shall be submitted to arbitration. The parties shall if possible agree upon a single arbitrator. In case of failure to agree upon an arbitrator within 15 days after the delivery by either party to the other of a written notice requesting arbitration, either party may request the American Arbitration Association to appoint the arbitrator. The arbitrator, after opportunity for each of the parties to be heard, shall consider and decide the dispute and notify the parties in writing of his decision. Such decision shall be binding upon the parties, and the expenses of the arbitration shall be borne equally by them.

12.  Interpretation

     The interpretation and performance of this agreement shall be in accordance with and controlled by the law of the State of Vermont.

13.  Addresses

     Except as the parties may otherwise agree, any notice, request or other communication from one party to the other, relating to this agreement or the rights, obligations or performance of the parties hereunder, shall be in writing and shall be effective upon delivery to the other party. Any such communication shall be considered as duly delivered when delivered in person or mailed by registered or certified mail, postage prepaid, to the respective address of the other party shown following the signatures of such other party hereto, or such other address as may be designated by written notice given as provided in this Section 13.

14.  Assignment

     This agreement shall be binding upon and shall inure to the benefit of, and may be performed by, the successors and assigns of the parties, except that no assignment, pledge or other transfer of this agreement by either party shall operate to release the assignor, pledgor or transferor from any of its obligations under this agreement unless consent to the release is given in writing by the other party (if not theretofore released pursuant to this Section) and, if the other party has theretofore assigned, pledged or otherwise transferred its interest in this agreement, by the other party's assignee, pledgee or transferee, or unless such transfer is incident to a merger or consolidation with, or transfer of all or substantially all of the assets of the transferor to, another sponsor which shall, as a part of such succession, assume all the obligations of the transferor under this agreement.

15.  Corporate Obligations

     This agreement is the corporate act and obligation of the parties hereto, and any claim hereunder against any stockholder, director or officer of either party, as such, is expressly waived.

16.  All Prior Agreements Superseded

     This agreement represents the entire agreement between Vermont Yankee and the Sponsor relating to the subject matter hereof, and all previous agreements, discussions, communications and correspondence with respect to the subject matter are hereby superseded and are of no further force and effect, except that the uncalled portion of the outstanding subscription agreements referred to in Section 1, between the Sponsor and Vermont Yankee with respect to the Sponsor's subscription for its stock percentage of 200,000 shares of Vermont Yankee's common stock, $100 par value, is not superseded and shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties have executed this agreement by their respective officers thereunto duly authorized as of the date first above written.

                                   VERMONT YANKEE NUCLEAR POWER CORPORATION


                                   By
                                   President
                                   77 Grove Street
                                   Rutland, Vermont 05701

                                   By
                                             (Officer)

                                             (Address)